UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2006

WILLAMETTE VALLEY VINEYARDS, INC.

 (Exact name of registrant as specified in charter)

Oregon                   0-21522             93-0981021
(State or other 	    (Commission           (IRS Employer
jurisdiction of incorporation)  Number)      Identification Number)


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8800 Enchanted Way, S.E.,
Turner, Oregon 97392
 (Address of principal executive offices)

(503)-588-9463
(Registrant's telephone number, including area code)

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Not Applicable
(Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.02 	Termination of a Material Definitive Agreement.

On February 6, 2006 the Board of Directors of Willamette Valley Vineyards, Inc. (the "Company") delivered the requisite 30-day notice to terminate a master distribution agreement with Charmer Sunbelt Group, LLC ("Charmer Sunbelt") and its network of twelve affiliated distributors. The termination will be effective March 8, 2006. Under the agreement, the Company had agreed to pay Charmer Sunbelt incentive compensation if certain sales goals were met over a five year period. The incentive compensation was payable only in the event of a transaction in excess of $12 million in value in which the Company either sold all or substantially all of its assets or consummated a merger, sale of stock or other similar transaction, the result of which was that the Company's then current shareholders did not own at least a majority of the outstanding shares of capital stock of the surviving entity. The Company terminated the agreement because the distributors did not reach these goals in every year since the agreement's inception. In its termination letter, the Company expressed its willingness to continue to do business with the distributors on terms and conditions generally available to all of the Company's distributors.

Item 7.01	Regulation FD Disclosure

The information set forth above is incorporated by reference herein.

Item 8.01	Other Events

The information set forth above is incorporated by reference herein.



SIGNATURES


Pursuant to the requirements of the Security Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                 WILLAMETTE VALLEY VINEYARDS, INC.




Date: February 6, 2006	       By /s/ James W. Bernau
                                      James W. Bernau
                                      President